Invesco PowerShares

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powerSHARES Xchange Traded Notes™

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Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated March 3, 2010

PRODUCT MATRIX

ETN	Ticker	Leverage	Wheat	Corn	Soybeans	Sugar	Lt., Swt., Crude Oil	Heating Oil	Gold	Copper	Zinc	Aluminum
Commodity Double Long	DYY	+2x	✓	✓			✓	✓	✓			✓
Commodity Long	DPU	+1x	✓	✓			✓	✓	✓			✓
Commodity Short	DDP	-1x	✓	✓			✓	✓	✓			✓
Commodity Double Short	DEE	-2X	✓	✓			✓	✓	✓			✓
Agriculture Double Long	DAG	+2x	✓	✓	✓	✓						
Agriculture Long	AGF	+1x	✓	✓	✓	✓						
Agriculture Short	ADZ	-1x	✓	✓	✓	✓						
Agriculture Double Short	AGA	-2X	✓	✓	✓	✓						
Base Metals Double Long	BDD	+2x								✓	✓	✓
Base Metals Long	BDG	+1x								✓	✓	✓
Base Metals Short	BOS	-1x								✓	✓	✓
Base Metals Double Short	BOM	-2X								✓	✓	✓
Gold Double Long	DGP	+2x							✓			
Gold Short	DGZ	-1x							✓			
Gold Double Short	DZZ	-2x							✓			
Crude Oil Long	OLO	+1x					✓					
Crude Oil Short	SZO	-1x					✓					
Crude Oil Double Short	DTO	-2X					✓					

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. *Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities.* There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.